Exhibit 4.6

CONSENT OF NOTEHOLDERS

This Consent of Noteholders (the “Consent”) is entered into as of March 2, 2004, by and among Ampex Corporation, a Delaware corporation (the “Corporation”), and each of the Holders named in the signature pages hereto (each, a “Holder”). All capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Indenture dated as of February 28, 2002 (the “Indenture”) between the Corporation and U.S. Bank National Association, as successor trustee to State Street Bank and Trust Company (the “Trustee”).

WHEREAS, the Corporation has requested and the Holders have agreed to amend the Indenture to make certain changes to the Indenture relating to the Corporation’s Minimum Available Cash Flow, which changes shall be set forth in a First Amendment to Indenture to be entered into between the Corporation and the Trustee on or about the date hereof (the “First Amendment”); and

WHEREAS, Section 10.02 of the Indenture requires the written consent of the Holders of at least a majority in principal amount of the Securities in order to effect the foregoing amendments;

NOW, THEREFORE, each of the Corporation and the undersigned Holders hereby agrees as follows:

1.    Amendment to Section 1.01.    Each Holder executing this Consent hereby consents to the deletion of the definition of “Minimum Available Cash Flow” set forth in Section 1.01 of the Indenture and the substitution therefor of the following definition:

“Minimum Available Cash Flow” means an amount of the aggregate Available Cash Flow of the Corporation received during the five-year period commencing January 1, 2002 and ending December 31, 2006, which amount shall be not less than $30 Million.

2.    Amendment to Section 7.01(4).    Each Holder executing this Consent hereby consents to the deletion in its entirety of Section 7.01(4) of the Indenture and the substitution therefor of the following:

“(4) the Corporation fails to receive the Minimum Available Cash Flow during the five-year period ending December 31, 2006;”

3.    Representations of Holders.    Each Holder executing this Consent hereby represents that it is the person in whose name the aggregate principal amount of Securities set forth below such Holder’s name in the signature pages attached hereto is registered on the books of the Trustee, as Registrar.

4.    Effect of Consent.    Except as expressly provided herein: (i) this Consent does not in any way affect or impair the terms, conditions and other provisions of the Indenture or the obligations of the Corporation thereunder; and (ii) all terms, conditions and other provisions of the Indenture shall remain in full force and effect.

5.    Governing Law.    This Consent shall be governed by and construed in accordance with the laws of the State of New York.

6.    Counterparts.    This Consent may be executed in any number of counterparts, each of which when so executed and delivered shall be enforceable against the party or parties actually executing such counterpart.

CONSENT OF NOTEHOLDERS

CORPORATION SIGNATURE PAGE

IN WITNESS WHEREOF, Ampex Corporation has caused this Consent to be executed by its duly authorized officer as of the date first above written above.

AMPEX CORPORATION

By:	/S/ CRAIG L. MCKIBBEN
Name: Craig L. McKibben
Title: Vice President

CONSENT OF NOTEHOLDERS

HOLDER SIGNATURE PAGE

IN WITNESS WHEREOF, the undersigned Holder has caused this Consent to be executed by its officer hereunto duly authorized, as of the date first written above.

BENEFICIAL		Address:
OWNER:	[ ]
Attn:
Telecopier:

NOMINEE:	[ ]	Taxpayer ID:
Address:

Attn:
By:
Name:
Title:

Aggregate principal amount of Securities held of record by the Holder and beneficially owned by the Beneficial Owner:

$

12% Senior Notes/First Amendment/Consent of Noteholders

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